Exhibit 4.24
The following is a brief description of (i) the ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Medtronic plc, a company incorporated under the laws of Ireland (“Medtronic” or “Medtronic plc”), and (ii) the Floating Rate Senior Notes due 2021, 0.000% Senior Notes due 2021, 1.125% Senior Notes due 2027, and 2.250% Senior Notes due 2039 issued by Medtronic Global Holdings S.C.A., an entity incorporated and existing under the laws of Luxembourg (“Medtronic Luxco”), which are all of the securities of Medtronic and its subsidiaries registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).
DESCRIPTION OF MEDTRONIC ORDINARY SHARES
The following description of Medtronic’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (as amended) (the "Irish Companies Act") and the complete text of Medtronic’s memorandum and articles of association, as they may be amended from time to time (the “Articles of Association”). Copies of the Articles of Association have been filed with the Securities and Exchange Commission (the “SEC”) as exhibit 3.1 to Medtronic’s Annual Report on Form 10-K.
Capital Structure
Authorized Share Capital
Medtronic plc is authorized to issue 2.6 billion ordinary shares, $0.0001 par value; 40 thousand euro deferred shares, €1.00 par value; 127.5 million preferred shares, $0.20 par value; and 500 thousand A preferred shares, $1.00 par value.
Medtronic may issue shares subject to the maximum authorized share capital contained in the Articles of Association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of Medtronic’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Medtronic may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the Articles of Association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Medtronic's current authorization is due to expire in January 2020 and Medtronic anticipates seeking a new authorization at its 2019 Annual General Meeting.
The rights and restrictions to which the ordinary shares, euro deferred shares and A preferred shares are subject are prescribed in the Articles of Association. The Articles of Association entitle the Medtronic board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Medtronic. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as the directors of Medtronic may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Medtronic, and may be convertible into or exchangeable for shares of any other class or classes of Medtronic, depending on the terms of such preferred shares.
The holders of the A preferred shares are entitled in priority to any payments of dividends on any other class of shares in Medtronic to be paid a dividend in the amount per A preferred share equal to twice the dividend to be paid per ordinary share and in addition on a return of assets, whether on liquidation or otherwise, the A preferred shares entitle the holders to repayment of the capital paid up on those shares (including any share premium) in priority to any repayment of capital to the holders of any other shares. The holders of the A preferred shares are not entitled to any further participation in the assets or profits of Medtronic, nor are the holders of the A preferred shares, which are non-voting shares, entitled to receive notice of, attend, speak or vote at any general meeting of Medtronic.
The holders of euro deferred shares are not entitled to receive any dividend or distribution and are not entitled to receive notice of, attend, speak or vote at any general meeting of Medtronic. On a return of assets, the euro deferred shares will entitle the holder only to the repayment of amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each ordinary share. There are no euro deferred shares in issue.
Irish law does not recognize fractional shares held of record. Accordingly, the Articles of Association do not provide for the issuance of fractional shares of Medtronic, and the official Irish register of Medtronic does not reflect any fractional shares.
Whenever an alteration or reorganization of the share capital of Medtronic would result in any Medtronic shareholder becoming entitled to fractions of a share, the Medtronic board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.
Preemption Rights, Share Warrants and Share Options
Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Medtronic has opted out of these preemption rights in the Articles of Association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Medtronic cast at a general meeting (referred to under Irish law as a “special resolution”), the Articles of Association provide that this opt-out must be so renewed. Medtronic's current opt-out is due to expire in January 2020 and Medtronic anticipates seeking a new opt-out at its 2019 Annual General Meeting. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Medtronic on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan.
The Articles of Association of Medtronic provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Medtronic is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the Articles of Association or an ordinary resolution of shareholders. Medtronic is subject to the rules of the NYSE and the U.S. Internal Revenue Code of 1986, as amended, which require shareholder approval of certain equity plan and share issuances. Medtronic’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).
Dividends
Under Irish law, dividends and distributions may be made only from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Medtronic are equal to, or in excess of, the aggregate of Medtronic’s called up share capital plus undistributable reserves and the distribution does not reduce Medtronic’s net assets below such aggregate. Undistributable reserves include the share premium account, the par value of Medtronic shares acquired by Medtronic and the amount by which Medtronic’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Medtronic’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not Medtronic has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Medtronic. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Medtronic’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
The Articles of Association authorize the directors to declare dividends out of funds lawfully available for the purpose without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Medtronic shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency.
The directors of Medtronic may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Medtronic in relation to the shares of Medtronic.
The directors may also authorize Medtronic to issue shares with preferred rights to participate in dividends declared by Medtronic. The holders of preferred shares may, depending on their terms, rank senior to the Medtronic ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
Please see “Description of Medtronic Ordinary Shares-Capital Structure-Authorized Share Capital” for additional information on dividend rights.
Share Repurchases, Redemptions and Conversions
Overview
The Articles of Association provide that any ordinary share which Medtronic has agreed to acquire will be deemed to be a redeemable share, unless the board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Medtronic may technically be effected as a redemption of those shares as described below under “Description of Medtronic Ordinary Shares-Share Repurchases, Redemptions and Conversions-Repurchases and Redemptions by Medtronic.” If the Articles of Association did not contain such provision, all repurchases by Medtronic would be subject to many of the same rules that apply to purchases of Medtronic ordinary shares by subsidiaries described below under “-Purchases by Subsidiaries of Medtronic,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, references to repurchasing or buying back ordinary shares of Medtronic refer to the redemption of ordinary shares by Medtronic or the purchase of ordinary shares of Medtronic by a subsidiary of Medtronic, in each case in accordance with the Articles of Association and Irish company law as described below.
Repurchases and Redemptions by Medtronic
Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Medtronic may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Medtronic. All redeemable shares must also be fully-paid. Based on the provision of the Articles of Association described above, shareholder approval will not be required to redeem Medtronic shares.
Medtronic may also be given an additional general authority by its shareholders to purchase its own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Medtronic’s subsidiaries as described below.
The board of directors of Medtronic may also issue preferred shares which may be redeemed at the option of either Medtronic or the shareholder, depending on the terms of such preferred shares. Please see “Description of Medtronic Ordinary Shares-Capital Structure-Authorized Share Capital” for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Medtronic at any time must not exceed 10% of the aggregate of the par value and share premium received in respect of the allotment of Medtronic shares together with the par value of any shares acquired by Medtronic. Medtronic may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Medtronic or re-issued subject to certain conditions.
The Articles of Association provide that Medtronic may not, directly or indirectly, purchase or agree to purchase any shares entitled to vote from a person who beneficially owns more than five percent of the voting power of Medtronic for more than the market value thereof if the shares have been beneficially owned by the person for less than two years, unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of Medtronic entitled to vote or Medtronic makes an offer, of at least equal value per share, to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.
Purchases by Subsidiaries of Medtronic
Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Medtronic either on-market or off-market. For a subsidiary of Medtronic to make on-market purchases of Medtronic ordinary shares, the shareholders of Medtronic must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Medtronic ordinary shares is required. For an off-market purchase by a subsidiary of Medtronic, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Medtronic.
In order for a subsidiary of Medtronic to make an on-market purchase of Medtronic’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of Medtronic are listed, is specified as a recognized stock exchange for this purpose by Irish company law.
The number of shares held by the subsidiaries of Medtronic at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the aggregate of the par value and share premium in respect of the allotment of Medtronic shares together with the par value of any shares acquired by Medtronic. While a subsidiary holds shares of Medtronic, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Medtronic by a subsidiary must be funded out of distributable reserves of the subsidiary.
Lien on Shares, Calls on Shares and Forfeiture of Shares
The Articles of Association provide that Medtronic has a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Medtronic and will only be applicable to shares of Medtronic that have not been fully paid up. See also “-Transfer and Registration of Shares” below.
Consolidation and Division; Subdivision
Under the Articles of Association, Medtronic may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital
Medtronic may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Medtronic also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Irish Companies Act.
Annual Meetings of Shareholders
Medtronic is required to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year no more than nine months after Medtronic's fiscal year-end. Any annual general meeting may be held outside of Ireland, provided that technological means are provided to enable shareholders to participate in the meeting without leaving Ireland.
Notice of an annual general meeting must be given to all Medtronic shareholders and to the auditors of Medtronic. The Articles of Association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are (i) the consideration of the statutory financial statements and reports of the directors and auditors, (ii) the review by the members of the company's affairs and (iii) the appointment or re-appointment of the auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
Extraordinary General Meetings of Shareholders
Extraordinary general meetings of Medtronic may be convened by (i) the board of directors, (ii) any two directors, (iii) the chief executive officer, (iv) the chief financial officer, (v) on requisition of the shareholders holding not less than 10% of the paid up share capital of Medtronic carrying voting rights or (vi) on requisition of Medtronic’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the Articles of Association.
Notice of an extraordinary general meeting must be given to all Medtronic shareholders and to the auditors of Medtronic. Under Irish law and the Articles of Association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.
In the case of an extraordinary general meeting convened by shareholders of Medtronic, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Medtronic board of directors has 21 days to convene a meeting of Medtronic shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Medtronic’s receipt of the requisition notice.
If the board of directors becomes aware that the net assets of Medtronic are not greater than half of the amount of Medtronic’s called-up share capital, the directors of Medtronic must convene an extraordinary general meeting of Medtronic shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.
Quorum for General Meetings
The Articles of Association provide that no business may be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than a majority of the issued and outstanding shares entitled to vote at the meeting in question will constitute a quorum for such meeting.
Voting
The Articles of Association provide that all votes will be decided on a poll and that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.
Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Medtronic’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the Articles of Association, which provide that the Medtronic board may permit shareholders to notify Medtronic of their proxy appointments electronically.
Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

a.	amending the objects or memorandum of association of Medtronic

b.	amending the Articles of Association

c.	approving a change of name of Medtronic
Variation of Rights Attaching to a Class or Series of Shares
Under the Articles of Association and the Irish Companies Act, any variation of class rights attaching to the issued shares of Medtronic must be approved by an ordinary resolution of the shareholders of the affected class or with the consent in writing of the holders of the majority of the issued shares of that class of shares.
The provisions of the Articles of Association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.
Acquisitions
An Irish public limited company may be acquired in a number of ways, including:

a.
a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of each class of shareholder present and voting in person or by proxy at a meeting called to approve the scheme;

b.
through a tender or takeover offer by a third party for all of the shares of Medtronic. Where the holders of 80% or more of Medtronic’s shares have accepted an offer for their shares in Medtronic, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Medtronic were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, the “squeeze out” threshold would be increased to 90%; and

c.	by way of a merger with a company incorporated in the European Economic Area (“EEA”) under the EU Cross-Border Mergers Directive (EU) 2017/1132 or with another Irish company under the Irish Companies

Act. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. See the section entitled “Description of Share Capital-Appraisal Rights”
Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If Medtronic is being merged as the transferor company with another EEA company under the European Communities (Cross- Border Mergers) Regulations 2008 (as amended) or if Medtronic is being merged with another Irish company under the Irish Companies Act, (i) any of Medtronic's shareholders who voted against the special resolution approving the merger or (ii) if 90% of Medtronic's shares are held by the successor company, any other of Medtronic's shareholders, may be entitled to require that the successor company acquire its shares for cash.
Disclosure of Interests in Shares
Under the Irish Companies Act, Medtronic shareholders must notify Medtronic if, as a result of a transaction, the shareholder will become interested in 3% or more of the shares of Medtronic or if, as a result of a transaction a shareholder who was interested in more than 3% of the shares of Medtronic ceases to be so interested. Where a shareholder is interested in more than 3% of the shares of Medtronic, the shareholder must notify Medtronic of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Medtronic (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Medtronic must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Medtronic shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.
In addition to these disclosure requirements, Medtronic, under the Irish Companies Act, may, by notice in writing, require a person whom Medtronic knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Medtronic’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the shares of Medtronic, to provide additional information, including the person’s own past or present interests in shares of Medtronic. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Medtronic may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act.
In the event Medtronic is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Medtronic securities of 1% or more.
In addition, the beneficial ownership disclosures of the U.S. federal securities laws will apply with respect to beneficial ownership of Medtronic shares.
Anti-Takeover Provisions
Business Combinations with Interested Shareholders
Medtronic's Articles of Association provide that, subject to certain exceptions, Medtronic may not engage in certain business combinations with any person that acquires beneficial ownership of 10% or more of Medtronic's outstanding voting shares for a period of four years following the date on which the person became a 10% shareholder unless prior to the person becoming a 10% shareholder, a committee of Medtronic's disinterested directors approve the business combination or the acquisition of shares.

Control Share Acquisition
Subject to certain exceptions, Medtronic's Articles of Association restrict the ability of persons who acquire between twenty percent and thirty percent of the voting rights of Medtronic to exercise the voting rights of the acquired shares in excess of twenty percent absent approval by an ordinary resolution of the disinterested shareholders.
Irish Takeover Rules and Substantial Acquisition Rules
A transaction in which a third party seeks to acquire 30% or more of the voting rights of Medtronic will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

a.
in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

b.
the holders of the securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

c.	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

d.
false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

e.
a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

f.	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

g.
a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid
Under certain circumstances, a person who acquires shares or other voting rights in Medtronic may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Medtronic at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Medtronic, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Medtronic would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
If a person makes a voluntary offer to acquire outstanding ordinary shares of Medtronic, the offer price must be no less than the highest price paid for Medtronic ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any person acting in concert with it has acquired ordinary shares of Medtronic (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Medtronic or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Medtronic ordinary share must not be less than the highest price paid by the bidder or any person acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any person acting in concert with it, has acquired less than 10% of the total ordinary shares of Medtronic in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
In addition, the Articles of Association provide that an offeror who has completed a tender offer for Medtronic may not, within two years after the last purchase in the tender offer, acquire additional shares, whether by purchase, merger, exchange or otherwise, unless the shareholders in those additional acquisitions are given terms that are substantially equivalent to those provided in the earlier tender offer or unless the proposed additional acquisitions are approved by an independent committee of Medtronic’s board of directors prior to the tender offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Medtronic. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Medtronic is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Medtronic and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Shareholder Rights Plan
The Articles of Association expressly authorize Medtronic’s board of directors to adopt a shareholder rights plan, subject to applicable law.
Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure and there is no directly relevant case law on this issue.
Frustrating Action
Under the Irish Takeover Rules, the Medtronic board of directors is not permitted to take any action which might frustrate an offer for the shares of Medtronic once the Medtronic board of directors has received an approach which may lead to an offer or has reason to believe an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

a.	the action is approved by Medtronic’s shareholders at a general meeting; or

b.	the Irish Takeover Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	Medtronic shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Corporate Governance
The Articles of Association of Medtronic allocate authority over the day-to-day management of Medtronic to the Medtronic board of directors. The Medtronic board of directors may then, by resolution approved by the affirmative vote of a majority of the board, delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of one or more directors, or delegate to any director, officer or member of management of Medtronic or any of its subsidiaries such of its powers as it considers desirable to be exercised by him or her, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Medtronic. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.
Medtronic has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Quality Committee, Finance and Financial Risk Committee and Technology and Value Creation Committee.
Appointment of Directors
The Irish Companies Act provides for a minimum of two directors. Medtronic's Articles of Association provide for a minimum of three directors and a maximum of fifteen. The board of directors has sole authority to determine its size within these parameters. Directors of Medtronic will be elected by way of an ordinary resolution at a general meeting. This majority voting standard could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors must appoint, as soon as practicable, an additional director or additional directors to make up such minimum or must convene a general meeting of Medtronic for the purpose of making such appointment. In the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. Each director of Medtronic must retire from office at each annual shareholder meeting and shall be re-eligible for re-election.
No person may be appointed director unless nominated in accordance with the Articles of Association. The Articles of Association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the Medtronic board of directors may be made by (i) the affirmative vote of the Medtronic board of directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the Articles of Association, (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178(3) of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with the Articles of Association and the Irish Companies Act relating to nominations of directors and the proper bringing of business before an extraordinary general meeting, or (iv) any shareholder who is entitled to vote at the meeting and who has complied with the "proxy access" provisions contained in the Articles of Association. Medtronic’s Articles of Association contain “proxy access” provisions which give an eligible shareholder (or group of up to 20 such shareholders) that has owned 3% or more of the voting power continuously for at least three years, the right to nominate up to 20% of the directors and to have those nominees included in Medtronic’s proxy materials, subject to the other terms and conditions of Medtronic's articles of association.
Removal of Directors
Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Medtronic in respect of his or her removal.
The board of directors may fill any vacancy occurring on the board of directors. If the Medtronic board of directors fills a vacancy, the director shall hold office until the next election of directors and until his or her successor shall be elected. A vacancy on the board of directors created by the removal of a director may be filled by the Medtronic board of directors.
Duration; Dissolution; Rights upon Liquidation
Medtronic’s duration is unlimited. Medtronic may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Medtronic may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Medtronic has failed to file certain returns.
The rights of the shareholders to a return of Medtronic’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Articles of Association or the terms of any preferred shares issued by the directors of Medtronic from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Medtronic. If the Articles of Association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. The Articles of Association provide that the ordinary shareholders of Medtronic are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares. Please see “Description of Medtronic Ordinary Shares-Capital Structure-Authorized Share Capital” for additional information on rights upon a liquidation.
Uncertificated Shares
Pursuant to the Irish Companies Act, a shareholder is entitled to be issued a share certificate on request and subject to payment of a nominal fee.
Stock Exchange Listing
The Medtronic ordinary shares are listed on the New York Stock Exchange under the ticker symbol “MDT.”

No Sinking Fund
The Medtronic ordinary shares have no sinking fund provisions.
Transfer and Registration of Shares
The transfer agent for Medtronic maintains the share register, registration in which is determinative of membership in Medtronic. A shareholder of Medtronic who holds shares beneficially is not holder of record of such shares. Instead, the depository or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Medtronic’s official share register, as the depository or other nominee will remain the record holder of any such shares.
A written instrument of transfer is required under Irish law in order to register on Medtronic’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Medtronic’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.
Any transfer of Medtronic ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. The Articles of Association allow Medtronic, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Medtronic is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Medtronic ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Medtronic ordinary shares has been paid unless one or both of such parties is otherwise notified by Medtronic.
The Articles of Association delegate to Medtronic’s secretary (or such other person as may be nominated by the secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.
In order to help ensure that the official share register is regularly updated to reflect trading of Medtronic ordinary shares occurring through normal electronic systems, Medtronic intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Medtronic notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Medtronic for this purpose) or request that Medtronic execute an instrument of transfer on behalf of the transferring party in a form determined by Medtronic. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Medtronic’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Medtronic’s official Irish share register (subject to the matters described below).
The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

DESCRIPTION OF DEBT SECURITIES
The following description of Medtronic’s registered debt securities is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and Supplemental Indenture (each as hereinafter defined). Copies of the Base Indenture and Supplemental Indenture have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits 4.21 and 4.23, respectively, to our Annual Report on Form 10-K for the fiscal year ended April 26, 2019.
General
Each series of notes was issued as a separate series of senior debt securities, under a Senior Indenture, dated March 28, 2017 (the “Base Indenture”) among Medtronic Luxco, as issuer, Medtronic and Medtronic, Inc., a Minnesota corporation (“Medtronic, Inc.”) as guarantors, and Wells Fargo Bank, National Association as trustee, as supplemented by the Second Supplemental Indenture, dated as of March 7, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Each series of notes is a general unsecured senior obligation of Medtronic Luxco and is fully and unconditionally guaranteed by Medtronic and Medtronic, Inc., on a joint and several basis.
The notes of each series are issued only in registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes of each series are issued in the form of one or more global securities that are deposited initially with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”).
U.S. Bank National Association acts as registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially is the trustee’s corporate trust office. Medtronic Luxco entered into an agency agreement with Elavon Financial Services DAC, UK Branch (“Elavon”) as paying agent and calculation agent, concurrently with the delivery of the notes. Medtronic Luxco may change any paying agent, calculation agent and registrar without notice to holders of the notes and may act as a paying agent, calculation agent or registrar.
Maturity
Each series of notes will mature and bear interest as provided in the following table:

Series	Maturity	Interest Rate	Interest Payment Dates	Record Dates
Floating rate notes	March 7, 2021	Three-month USD EURIBOR plus 0.2% per annum	March 7, June 7, September 7 and December 7	Close of business on the business day immediately preceding the interest payment date.
2021 notes	March 7, 2021	0.000%	March 7	Close of business on the business day immediately preceding the interest payment date.
2023 notes	March 7, 2023	0.375%	March 7	Close of business on the business day immediately preceding the interest payment date.
2027 notes	March 7, 2027	1.125%	March 7	Close of business on the business day immediately preceding the interest payment date.
2031 notes	March 7, 2031	1.625%	March 7	Close of business on the business day immediately preceding the interest payment date.
2039 notes	March 7, 2039	2.250%	March 7	Close of business on the business day immediately preceding the interest payment date.

The notes are not subject to any sinking fund.
Interest
Floating Rate Notes
Interest on the floating rate notes accrues from the date of original issuance or, if interest has already been paid, from and including the most recent interest payment date to which interest has been paid or provided for. Medtronic Luxco will make interest payments on the floating rate notes on each interest payment date set forth in the table above, with the first interest payment being made on June 7, 2019. Medtronic Luxco will make interest payments to the person in whose name the floating rate notes are registered at the close of business on the record date set forth in the table above whether or not a business day that precedes the applicable interest payment date.
The floating rate notes bear interest for each interest period at a rate per annum calculated by the calculation agent, subject to the maximum interest rate permitted by New York law or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the floating rate notes will be payable during each interest period will be equivalent to three-month EURIBOR, determined on the interest determination date for that interest period, plus 0.200%; provided, that the minimum interest rate shall be zero. The rate of interest on the floating rate notes will be reset on the interest reset date for each relevant interest period.
If any interest payment date (other than a maturity date or redemption date) or interest reset date for the floating rate notes would otherwise be a day that is not a business day, such interest payment date or interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest payment date or interest reset date shall be the business day immediately preceding such interest payment date or interest reset date, as applicable. If the maturity date or redemption date for the floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest will accrue after such maturity date.
All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.
“Interest determination date” means the second London business day immediately preceding the first day of the relevant interest period.
“Interest period” means, with respect to the floating rate notes, the period beginning on any interest payment date for the floating rate notes (or, with respect to the initial interest period only, beginning on March 7, 2019) to, but excluding, the next succeeding interest payment date for the floating rate notes, and in the case of the last such period, from and including the interest payment date immediately preceding the maturity date to, but not including, the maturity date for the floating rate notes.
“Interest reset date” means the first day of the relevant interest period.
“Three-month EURIBOR” will be determined by the calculation agent in accordance with the following provisions:

•
With respect to any interest determination date, three-month EURIBOR will be the offered rate for deposits in euro having a maturity of three months, as that rate appears on Reuters Page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant interest determination date.

•
If the rate described above does not appear on Reuters Page EURIBOR01, three-month EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of four major banks in that market selected by Medtronic Luxco: euro deposits having a maturity of three months and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. Medtronic Luxco will request the principal Euro-Zone office of each of these banks to provide to the paying agent and the calculation agent a quotation in writing of its rate. If at least two quotations are provided in writing, EURIBOR for such interest determination date will be the arithmetic mean (rounded upwards) calculated by the calculation agent of such quotations.

•
If fewer than two quotations are provided as described above, three-month EURIBOR for the relevant interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such interest determination date, by three major banks in the Euro-Zone selected by Medtronic Luxco: loans of euro having a maturity of three months and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time.

•
If fewer than three banks selected by Medtronic Luxco are quoting as described above, three-month EURIBOR shall be the EURIBOR in effect on such interest determination date (or, in the case of the first interest reset date, three-month EURIBOR will be the initial three-month EURIBOR).

•
The amount of interest for each day that the floating rate notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for the floating rate notes for such day by 360 and multiplying the result by the principal amount of the floating rate notes then outstanding. The amount of interest to be paid on the floating rate notes for any interest period will be calculated by adding the Daily Interest Amount for the floating rate notes for each day in such interest period.

Notwithstanding the foregoing, if Medtronic Luxco, in its sole discretion, determines that EURIBOR has been permanently discontinued, or the reference to EURIBOR becomes illegal, or most other debt obligations similar to the floating rate notes have converted away from EURIBOR to a new reference rate, the calculation agent will use, as directed by Medtronic Luxco, as a substitute for EURIBOR for each future interest determination date, the alternative reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding a substitute for EURIBOR. As part of such substitution, the calculation agent will, as directed by Medtronic Luxco, make such adjustments (“Adjustments”) to the Alternative Rate and/or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the floating rate notes. If Medtronic Luxco determines there is no clear market consensus as to whether any rate has replaced EURIBOR in customary market usage, Medtronic Luxco may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on Medtronic Luxco, the calculation agent, the trustee and the holders. If, however, Medtronic Luxco determines that EURIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, the rate of EURIBOR for the next interest period will be equal to such rate on the interest determination date when EURIBOR was last available on Reuters Page EURIBOR01, as determined by the calculation agent.
The interest rates and amount of interest to be paid on the floating rate notes for each interest period will be calculated by the calculation agent, which initially will be Elavon. All calculations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as three-month EURIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish EURIBOR for any interest period, or that Medtronic Luxco proposes to remove such calculation agent, Medtronic Luxco shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.
Fixed Rate Notes
The fixed rate notes bear interest from the date of issuance, payable annually in arrears on March 7 of each year, beginning March 7, 2020, to the persons in whose names such notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment. Interest on the fixed rate notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or March 7, 2019, if no interest has been paid on the applicable series of fixed rate notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.
If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day and no interest will accrue on the amounts payable from and after such interest payment date to the next business day. If the maturity date of any series of fixed rate notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.
Guarantees
Each of Medtronic and Medtronic, Inc. (each, a “Guarantor” and together, the “Guarantors”) fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of all obligations of
Medtronic Luxco under the notes, whether for the payment of principal of, premium, if any, or interest or certain additional amounts on the notes, when and as the same shall become due and payable, whether at maturity, declaration of acceleration, upon redemption, repurchase or otherwise.
Notwithstanding the foregoing, each Guarantor will be automatically and unconditionally released from all obligations under its guarantee, and such guarantees shall terminate and be discharged and be of no further force and effect upon the occurrence of certain circumstances.

The guarantees of the notes may be subject to review under United States federal or state fraudulent transfer law or similar laws in other applicable jurisdictions, which could limit their enforceability. The guarantees will provide that the obligations of each Guarantor will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Ranking
The notes are unsecured senior obligations of Medtronic Luxco and rank equally in right of payment with each other and with all of Medtronic Luxco’s other existing and future unsecured senior obligations, including its outstanding guarantees of senior notes of other indebtedness of Medtronic, Inc. and other subsidiaries of Medtronic, including Covidien International Finance S.A., a wholly-owned indirect subsidiary of Medtronic Luxco. Additionally, the notes are effectively subordinated to any existing and future secured indebtedness of Medtronic Luxco, to the extent of the assets securing such indebtedness. The notes rank senior in right of payment to any existing and future subordinated indebtedness of Medtronic Luxco. The notes are also structurally subordinated to all existing and any future obligations of Medtronic Luxco’s subsidiaries (other than Medtronic, Inc. because of its guarantee of the notes).
The guarantees are unsecured senior obligations of each of Medtronic and Medtronic, Inc., and rank equally with all other unsecured senior obligations of Medtronic plc and Medtronic, Inc. as applicable. The guarantees of the notes rank equally in right of payment with all other existing and future unsecured senior obligations of Medtronic plc and Medtronic, Inc.; be effectively subordinated to any existing and future secured indebtedness of Medtronic plc and Medtronic, Inc. to the extent of the assets securing such indebtedness; and be structurally subordinated to all existing and future debt and other obligations of Medtronic plc’s and Medtronic, Inc.’s subsidiaries, respectively, including, with respect to Medtronic plc, Covidien International Finance S.A., a wholly-owned indirect subsidiary of Medtronic Luxco.

Optional Redemption
Except as described below under “-Redemption Upon Changes in Withholding Taxes,” the floating rate notes are not redeemable at Medtronic Luxco’s option.
Medtronic Luxco may redeem any series of the fixed rate notes, in whole or in part, in the case of the 2021 notes, at any time prior to their maturity, and in the case of the 2023 notes, the 2027 notes, the 2031 notes and the 2039 notes, at any time prior to the applicable Par Call Date at a redemption price equal to the greater of:

•	100% of the principal amount of the fixed rate notes of the applicable series being redeemed; and

•
the sum, as determined by a Quotation Agent (defined below), of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes of such series to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption and assuming, in the case of the 2023 notes, the 2027 notes, the 2031 notes and the 2039 notes, that such notes matured on the applicable Par Call Date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL(ICMA)) at the Comparable Bond Rate (defined below), plus 10 basis points, in the case of the 2021 notes, 15 basis points, in the case of the 2023 notes, 20 basis points, in the case of the 2027 notes, 25 basis points, in the case of the 2031 notes, and 30 basis points, in the case of the 2039 notes;

plus, in each case, accrued and unpaid interest to, but not including, the date of redemption. Notes may be redeemed in part in the minimum authorized denomination or in any integral multiple of such amount. Unless Medtronic Luxco defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.
In addition, at any time on and after the applicable Par Call Date, the 2023 notes, the 2027 notes, the 2031 notes and the 2039 notes will be redeemable at Medtronic Luxco’s option, in whole or in part, at a redemption price equal to

100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.
Medtronic Luxco will provide notice of any optional redemption to each holder of notes of the series to be redeemed at least 15 days, but not more than 60 days, before the redemption date. A notice of redemption may, at the discretion of Medtronic Luxco, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Medtronic Luxco’s discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed). Medtronic Luxco will give notice of such redemption to the trustee at least 10 days prior to the date Medtronic Luxco mails the notice of redemption to each holder (or such shorter time as may be acceptable to the trustee). Unless Medtronic Luxco defaults in payment of the redemption price on the redemption date, on and after the redemption date, interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.
If Medtronic Luxco does not redeem all of the fixed rate notes of a particular series, the trustee shall select the fixed rate notes of that series to be redeemed in any manner that it deems fair and appropriate consistent with the applicable procedures of the despositary.
Any notice to holders of fixed rate notes of a redemption hereunder shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date.
“Comparable Bond Rate” means, for any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis), computed as the third business day immediately preceding that redemption date, of the Comparable Government Issue (as defined below), assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price (as defined below) for that redemption date.
“Comparable Government Issue” means the euro-denominated security issued by the German federal government selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the fixed rate notes to be redeemed (assuming that the notes to be redeemed matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.
“Comparable Price” means, with respect to any redemption date, (1) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of the Reference Dealer Quotations, (2) if Medtronic Luxco obtains fewer than four Reference Dealer Quotations, the arithmetic average of those quotations or (3) if Medtronic Luxco obtains only one Reference Dealer Quotation, such Reference Dealer Quotation.
“Par Call Date” means: in the case of the 2023 notes, February 7, 2023; in the case of the 2027 notes, December 7, 2026; in the case of the 2031 notes, December 7, 2030; and in the case of the 2039 notes, December 7, 2038.
“Quotation Agent” means the Reference Dealer appointed by Medtronic Luxco.
“Reference Dealer” means (1) each of Barclays Bank PLC and Merrill Lynch International and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or a market maker in, German government bonds (a “Primary Bond Dealer”), Medtronic Luxco shall substitute another Primary Bond Dealer and (2) any other Primary Bond Dealers selected by Medtronic Luxco.

“Reference Dealer Quotations” means, with respect to each Reference Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Dealer at 11:00 a.m., London time, on the third business day preceding that redemption date.
“Remaining Scheduled Payments” means, with respect to each fixed rate note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming that the fixed rate notes to be redeemed matured on the applicable Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
Redemption Upon Changes in Withholding Taxes
Medtronic Luxco may redeem all, but not less than all, of the notes of any series in the event of certain changes in the tax laws, regulations, rulings or treaties of Luxembourg, Ireland, the United States or any other jurisdiction in which Medtronic Luxco or any Guarantor is then organized (or any taxing authority thereof or therein) (a “Taxing Jurisdiction”) if, in the written opinion of independent counsel chosen by Medtronic Luxco, Medtronic plc or Medtronic, Inc., there is a material probability that Medtronic Luxco, Medtronic plc or Medtronic, Inc. will become obligated to pay certain additional amounts with respect to the notes. This redemption would be at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed, together with accrued and unpaid interest, if any, to, but not including, the redemption date.
Payment of Additional Amounts
Subject to certain exceptions and limitations, all payments made by Medtronic Luxco or any Guarantor under or with respect to the notes and guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction, unless Medtronic Luxco or any Guarantor, as the case may be, is required to withhold or deduct taxes by law or by the interpretation or administration thereof. In the event that Medtronic Luxco or any Guarantor is required to so withhold or deduct any amount for or on account of any taxes from any payment made under or with respect to the notes or the guarantees, as the case may be, subject to certain exceptions and limitations Medtronic Luxco or the applicable Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.
Events of Default
Any of the following events will constitute an event of default for each series of notes under the Indenture:

•	failure to pay any interest on the notes of that series when due and payable and such failure continues for 30 days;

•	failure to pay principal of or any premium on the notes of that series at its maturity, acceleration, redemption or otherwise;

•	failure to perform or the breach of any other covenant or warranty in the Indenture applicable to such series and such failure continues for 60 days after written notice as provided in such Indenture;

•
failure to pay principal when due at maturity or a default that results in the acceleration of maturity of Medtronic plc’s or any Restricted Subsidiary’s (defined below) indebtedness for borrowed money in an aggregate amount of $150 million or more;

•
Medtronic plc’s or Medtronic, Inc.’s guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or such guarantee is found to be invalid or Medtronic plc or Medtronic, Inc.

denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture);

•	certain events in bankruptcy, insolvency, examinership or reorganization, voluntary or involuntary, relating to Medtronic Luxco, Medtronic or Medtronic, Inc.; and

•	any other event of default provided with respect to notes of such series.
If an event of default, other than an event of default specified in the sixth bullet point above, occurs with respect to notes of any series and is continuing, either the applicable trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the principal amount of all notes of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding notes of that series may rescind and annul such declaration and its consequences. If an event of default specified in the sixth bullet point above occurs and is continuing, the entire principal amount of, and accrued interest, if any, on each series of notes then outstanding shall become immediately due and payable.
The applicable trustee, after the occurrence of a default with respect to any series of notes, shall give to the holders of notes of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided, that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any note, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes of such series.
The holders of a majority in principal amount of the outstanding notes of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series, and to waive certain defaults.
In case an event of default shall occur and be continuing, each trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustees will be under no obligation to exercise any of their rights or powers under the Indenture at the request or direction of any of the holders of notes unless such holders shall have offered to the applicable trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
The Indenture requires us to deliver to the trustees annual statements as to the performance of our obligations under the Indenture and as to any events of default thereunder.
A default in the payment of any of our notes or under any related guarantee, or a default with respect to our notes or any related guarantee that causes such notes to be accelerated, may give rise to a cross-default under our other indebtedness.
“Restricted Subsidiary” means (i) each of Medtronic Luxco and Medtronic, Inc. and (ii) any other subsidiary of Medtronic which owns or leases a Principal Property, except any subsidiary substantially all of the assets of which are located, or substantially all of the business of which is carried on, outside the United States and its territories and possessions.
“Principal Property” means any plant, office facility, warehouse, distribution center or equipment located within the United States (other than its territories or possessions) and owned by Medtronic or any subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of the Consolidated Net Tangible Assets of Medtronic, except any such property which Medtronic’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by Medtronic and its subsidiaries, taken as a whole, as evidenced by a certified copy of a board resolution.

Modification of the Indenture
Modifications and amendments of the Indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series affected by the modification or waiver; provided, however, that no such modification or amendment may without the consent of the holder of each noteholder affected thereby, extend the stated maturity of the principal of, or any installment of principal of or interest on, any note, reduce the principal amount of, or premium or interest on, any note, change the place of payment where coin or currency in which the principal of, or any premium or interest on, any note is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any note, reduce the percentage in principal amount of outstanding notes, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify any of the above provisions.
The holders of not less than a majority in aggregate principal amount of the outstanding notes of each series may, on behalf of the holders of all notes of that series, waive compliance by us with certain restrictive provisions of the Indenture that may be amended by such majority. The holders of not less than a majority in aggregate principal amount of the outstanding notes of each series may, on behalf of the holders of all notes of such series, waive any past default under the Indenture, except a default (1) in the payment of principal of, or any premium or interest on, any note or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each note of the affected series.
Modifications and amendments of the Indenture may be made by us and the trustee without the consent of any holders of any series of notes for any of the following purposes:

•	to evidence the succession of another person to us or any guarantor and the assumption by any such successor of our or such Guarantor’s covenants under the Indenture and in the notes;

•	to add to our covenants or the covenants applicable to any guarantor for the benefit of the holders or to surrender any right or power in the Indenture conferred upon us or any Guarantor;

•	to add any additional events of default for the benefit of the holders;

•	to secure the notes or any related guarantee;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•
to cure any ambiguity, to correct or supplement any provision in the Indenture or in any supplemental indenture which may be inconsistent with any other provision of such indenture or supplemental indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action shall not adversely affect the interests of the holders in any material respect;

•	to conform the Indenture or any supplemental indenture to the description of the notes set forth in any prospectus or prospectus supplement related to such series of notes;

•	to comply with the requirements of the SEC in order to effect or maintain the qualifications of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form or to facilitate the issuance of notes in uncertificated form;

•	to provide for the issuance and establish the forms or terms and conditions of notes of any series as permitted by the Indenture;

•	to add or release a Guarantor as permitted by the Indenture; or

•	to comply with the rules of any applicable securities depositary.

Notes will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.
Other Provisions of the Notes
The Indenture governing the notes contains provisions that restrict our ability, and the ability of certain of our subsidiaries, to incur secured debt and to engage in sale and leaseback transactions. The Indenture does not restrict our ability to convey or transfer our properties and assets other than as an entirety or substantially as an entirety to any other person. The Indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Medtronic Luxco or any of its affiliates or other events that may adversely affect our creditworthiness or the value of the notes. The Indenture also does not contain any covenants relating to total unsecured indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.
Regarding the Trustees
The Indenture trustee’s current address is Wells Fargo Bank, National Association, 600 South 4th Street, 6th Floor, Minneapolis, Minnesota 55415.
The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The Indenture and certain provisions of the Trust Indenture Act contain limitations on the rights of the trustees, should a trustee become a creditor of us, Medtronic plc or Medtronic, Inc. to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. A trustee is permitted to engage in other transactions with us or any affiliate of ours. If there arises any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.
We maintain ordinary banking relationships and credit facilities with Wells Fargo Bank, National Association. In addition, Wells Fargo Bank, National Association is the trustee for certain of our affiliates’ other debt securities, is the transfer agent for Medtronic plc’s ordinary shares, and from time to time provides services relating to our investment management, stock repurchase and foreign currency hedging programs.
Listing
The notes are listed on the New York Stock Exchange. Medtronic Luxco will use commercially reasonable efforts to maintain such listing and satisfy the requirements for such continued listing as long as the notes are outstanding. The New York Stock Exchange is not a regulated market for the purposes of MiFID II.
Governing Law
The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the applicability of Articles 84 to 94-8 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended, shall be excluded.

No holder of notes may initiate proceedings against Medtronic Luxco based on Article 98 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended.
Book-Entry System; Delivery and Form
Global Clearance and Settlement
The notes of each series are issued in the form of one or more global notes in fully registered form, without coupons, and deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the global notes are be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests are in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
We have been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.
Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

Investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Exchange of Global Notes for Certificated Notes
Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

a.
the common depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 calendar days;

b.	Medtronic Luxco, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes; or

c.	there has occurred and is continuing an Event of Default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).
Payments
Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at Medtronic Luxco’s option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.